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                                                                    Exhibit 99.1






Contact: Mark A. Steinkrauss
         Vice President, Corporate Relations
         (312) 630-1900  mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

            TELEPHONE AND DATA SYSTEMS, INC. ANNOUNCES COMPLETION OF
                            AERIAL/VOICESTREAM MERGER

May 5, 2000, Chicago, Illinois - The Board of Directors of Telephone and Data Systems, Inc. [AMEX: TDS], a leading provider of telecommunications services, announces the completion of the merger of VoiceStream Wireless Corporation and Aerial Communications. The merger agreement was originally approved by the TDS Board of Directors on September 17, 1999 and was approved by Aerial shareholders on February 24, 2000. As a result of the merger, Aerial shareholders will receive 0.455 shares of VoiceStream Wireless Corporation for each share of Aerial stock they own or they may elect a cash option. TDS acquired 35.6 million shares of VoiceStream common stock in the merger, becoming VoiceStream's second largest shareholder after Hutchison Whampoa Limited. LeRoy T. Carlson, Jr., TDS's President and Chief Executive Officer, commented, "TDS is very pleased to become a substantial VoiceStream shareholder. The VoiceStream GSM network is compelling and its management is achieving outstanding growth."

In the second quarter, TDS will record an after-tax gain of approximately $ 2.25 billion as a result of the merger of Aerial with VoiceStream. The gain will be reported as discontinued operations in the consolidated financial statements of TDS. Substantially all of the income taxes recorded for this transaction are deferred taxes.

Concurrent with the merger,  and in order to comply with FCC guidelines,  Murray
L. Swanson, who served with great distinction for almost two decades, stepped down from TDS's Board of Directors. Mr. Swanson is the former CFO of TDS and currently is Managing Director of Sonera U.S.

TDS is a Chicago-based telecommunications corporation founded in 1969 with established wireless and local wireline businesses, and rapidly growing CLEC operations. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS provides wireless and local telephone service to customers in rural and suburban markets around the country. On March 31, 2000, the Company employed over 8,000 people and served 3.4 million cellular and local telephone customers in 35 states.

Except for the historical and factual information presented, other information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy; changes in competition in the markets in which TDS operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; unanticipated changes in growth in cellular customers, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with Securities and Exchange Commission ("SEC").

For more information about TDS or its subsidiaries, visit the company web sites at:

TDS:  http://www.teldta.com              TDS Telecom:  http://www.tdstelecom.com
USM:  http://www.uscellular.com

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